                         MANUFACTURING AND SUPPLY AGREEMENT


     THIS MANUFACTURING AND SUPPLY AGREEMENT (the "Agreement") is entered into as of the 15th day of October, 1998 (the "Effective Date"), by and between GALAGEN INC., a company incorporated under the laws of the State of Delaware, with its principal place of business at 4001 Lexington Avenue North, Arden Hills, Minnesota 55126 USA ("GalaGen"), AND AMERICAN HOME PRODUCTS CORPORATION, acting through its WYETH-AYERST LABORATORIES DIVISION, a company incorporated under the laws of the State of Delaware, with its principal place of business at 555 East Lancaster Avenue, St. Davids, Pennsylvania 19087, USA ("Wyeth-Ayerst"). Both GalaGen and Wyeth-Ayerst are referred to herein individually as a "Party" and collectively as the "Parties".

     WHEREAS, GalaGen has developed proprietary technology with respect to [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***]; and

     WHEREAS, GalaGen and Wyeth-Ayerst, pursuant to that certain Collaboration and License Agreement entered into by the Parties on even date herewith, are collaborating with each other to utilize GalaGen's proprietary technology to [***CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] and to develop Pediatric Formula Products and/or Other Products containing [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***]; and

     WHEREAS, Wyeth-Ayerst desires for GalaGen to manufacture and supply it with such [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] for use by Wyeth-Ayerst in the Manufacture of Pediatric Formula Products and Other Products.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS.

     For the purposes of this Agreement, the capitalized terms hereunder shall have the meanings defined below:

     1.1 "AFFILIATE(s) shall mean, in the case of either Party, any corporation, joint venture, or other business entity which directly or indirectly controls, is controlled by, or is under common control with that Party. "Control", as used in this Section 1.1, shall mean having the power to direct, or cause the direction of, the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. [**CONFIDENTIAL TREATMENT REQUESTED;


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          PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
          COMMISSION***].

     1.2 "APPROVED FACILITY" shall mean each such Manufacturing facility referenced in the Regulatory Approvals as an approved site for the Manufacture of the Ingredient and such term includes all GalaGen's equipment, machinery and facilities used in the manufacturing, testing and storage of the Ingredient.

     1.3 "BATCH" shall mean a Manufacturing run of Ingredient in an amount to be agreed upon in writing by the Parties during the course of the Collaboration.

     1.4 "CALENDAR QUARTER" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

     1.5 "CERTIFICATE OF ANALYSIS" shall mean a document identifying the tests required for Ingredient release, results of those tests for a specific lot, and the release specifications, in a form agreed to by the Parties in writing.

     1.6 "COLLABORATION" shall mean the research and development program conducted jointly by the Parties under the License Agreement for the purpose of optimizing the production of [***CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] and developing and obtaining Regulatory Approval for Pediatric Formula Products.

     1.7 "CURRENT GOOD MANUFACTURING PRACTICE" OR "CGMP" shall mean (i) the current standards for the manufacture of pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetics Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the European Union and other organizations and governmental agencies in countries in which the Products are intended to be sold, to the extent such standards are not inconsistent with United States cGMP.

     1.8  "FDA" shall mean the United States Food and Drug Administration.

     1.9 "FIRST COMMERCIAL SALE" shall mean, on a Product by Product basis, the first sale of such Product in any country of the Territory after such Product has been granted Regulatory Approval by the competent authorities in such country.

    1.10 "INGREDIENT" shall mean [***CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] and are in a form(s) to be specified by Wyeth-


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          Ayerst, which form(s) are reasonably necessary to meet Wyeth-Ayerst's or its Affiliates' or sublicensees' needs for the production of Products.

    1.11 "KNOW-HOW" shall have the meaning assigned to such term in the License Agreement.

    1.12 "LICENSE AGREEMENT" shall mean the Collaboration and License Agreement which has been entered into by the Parties on even date herewith.

    1.13 "MANUFACTURE", "MANUFACTURED" OR "MANUFACTURING" shall mean all activities involved in the production of Ingredient to be supplied to Wyeth-Ayerst, its Affiliates or sublicensees under this Agreement, including, without limitation, the [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***].

    1.14 "MANUFACTURING COST" shall mean the costs for those items specified in Exhibit A which have been incurred by GalaGen in Manufacturing the Ingredient for Wyeth-Ayerst hereunder, which costs are calculated in accordance with generally accepted accounting principles.

    1.15 "NET SALES" shall mean proceeds from sales of Pediatric Formula Products by Wyeth-Ayerst, its Affiliates or sublicensees, as appropriate, to Third Parties, less the sum of (a) and (b) where (a) is a provision, determined under generally accepted accounting principles in the United States, for [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***].

          Sales of Pediatric Formula Products by and between a Party and its Affiliates are not sales to Third Parties and shall be excluded form Net Sales calculations for all purposes.

    1.16 "NET SELLING PRICE" shall mean, with respect to a particular Pediatric Formula Product, the total Net Sales of such Pediatric Formula Product, made during a Calendar Quarter divided by the number of units of such Pediatric Formula Product sold during such Calendar Quarter.

    1.17 "OTHER PRODUCT(S)" shall mean any product, other than Pediatric Formula Products, which contains Ingredient. [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***].

    1.18 "PEDIATRIC FORMULA PRODUCT(S)" shall mean any beverage (whether supplied in liquid form or as a powder to be mixed with water) containing Ingredient for oral consumption by infants and/or children.


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

     1.19 "PRODUCT(S)" shall mean any Pediatric Formula Product or any Other Product.

     1.20 "REGULATORY APPROVAL" shall mean all authorizations by the competent authorities which are required for the regular marketing, promotion, pricing and sale of a Product in a given country or regulatory jurisdiction.

     1.21 "REGULATORY AUTHORITY" shall mean any national, supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval for the Product(s) and/or Ingredient.

     1.22 "SPECIFICATIONS" shall mean specifications for or concerning the Manufacturing, testing, quality assurance and packaging of the Ingredient as may be agreed upon by the Parties in writing from time to time, PROVIDED, HOWEVER, that such Specifications shall comply with all applicable Regulatory Approvals for the manufacture and sale of Ingredients or Products.

     1.23 "THIRD PARTY(IES)" shall mean any person(s) or entity(ies) other than GalaGen, Wyeth-Ayerst or their Affiliates.

     1.24 "TRANSACTION AGREEMENTS" shall mean this Agreement, the License Agreement and the Warrant Purchase Agreement entered into by the Parties on even date herewith.


2.   MANUFACTURE AND SUPPLY OF INGREDIENT.

     2.1 MANUFACTURE OF INGREDIENT. During the term and in accordance with the provisions of this Agreement, GalaGen shall either manufacture the Ingredient at GalaGen's own premises, or, upon Wyeth-Ayerst's prior written consent, sub-contract the Manufacture of the Ingredient to a Third Party sub-contractor which is acceptable to Wyeth-Ayerst and which shall have sufficient knowledge and expertise to carry out the Manufacture of the Ingredient and meet Wyeth-Ayerst's requirements for the Ingredient.

     2.2 SUPPLY OF WYETH-AYERST'S REQUIREMENTS. During the term and in accordance with the provisions of this Agreement, GalaGen shall Manufacture and supply to Wyeth-Ayerst and Wyeth-Ayerst shall purchase from GalaGen its entire requirements of the Ingredient for use in its manufacture of Products.

     2.3  FORECASTS AND ORDERS.


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

          2.3.1 Not less than twelve (12) months prior to its first purchase of Ingredient for use in the manufacture of Products to be sold to Third Parties, Wyeth-Ayerst shall provide GalaGen with a written forecast (by Calendar Quarter) of the quantity of Ingredient that Wyeth-Ayerst desires to have delivered to it during the first twelve (12) month period of Product sales. Within six (6) months prior to its first purchase of Ingredient, Wyeth-Ayerst shall provide GalaGen with an updated forecast for the first twelve (12) month period (by Calendar Quarter), and by the beginning of such twelve (12) month period shall provide GalaGen with an updated forecast for the last three (3) Calendar Quarters of such twelve (12) month period and for the Calendar Quarter following immediately thereafter. Thereafter, at least ninety (90) days before the end of each subsequent Calendar Quarter, Wyeth-Ayerst shall provide a written updated forecast (by Calendar Quarter) in accordance with the provisions of Section 2.3.2 hereof.

          2.3.2 Each successive forecast shall update the forecast previously given for the last three (3) Calendar Quarters covered and add a forecast for the Calendar Quarter following immediately thereafter, to enable GalaGen to have sufficient information to schedule its or its sub-contractors' manufacturing operations to meet Wyeth-Ayerst's forecasted requirements of the Ingredient. GalaGen acknowledges that such forecasts are only estimates of Wyeth-Ayerst's purchase requirements of the Ingredient and that Wyeth-Ayerst shall not be bound by any such estimate, except that after Regulatory Approval the first Calendar Quarter of each successive forecast so provided shall represent a binding commitment of Wyeth-Ayerst to purchase and of GalaGen to supply such forecasted quantity of Ingredient in a timely manner, subject to adjustment within the limits set forth in Section 2.3.4 hereof.

          2.3.3 Wyeth-Ayerst shall order and maintain reasonable inventories of the Ingredient, having due regard to its current and forecasted sales volumes for the Products. Wyeth-Ayerst shall issue to GalaGen firm purchase orders for each delivery not later than two (2) months prior to the requested delivery date. Such purchase orders shall specify the quantity of Ingredient desired, and the place(s) to which and the manner and dates by which delivery is to be made. To the extent the terms of any purchase order or acknowledgment thereof are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

          2.3.4 The quantity of Ingredient ordered by Wyeth-Ayerst in any Calendar Quarter shall not be less than seventy-five percent (75%) of the quantity specified in the last binding forecast provided by Wyeth-Ayerst for such Calendar Quarter. Additionally, GalaGen shall not be obligated to supply that quantity of Ingredient in any Calendar Quarter that is more than one hundred and twenty-five percent (125%) of the last binding forecast provided by Wyeth-Ayerst for the Calendar Quarter in question; PROVIDED,


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

                    HOWEVER, that GalaGen shall endeavor to take all reasonable steps to fill purchase orders for the Ingredient in excess of such amount.

          2.3.5 All estimates shall be prepared in good faith in order to facilitate GalaGen's efficient manufacture and shipment of the Ingredient in compliance with this Agreement, and except as set forth in Section 2.3.2 will not be binding upon Wyeth-Ayerst or GalaGen in any way and Wyeth-Ayerst shall not be responsible for any loss or expense of GalaGen's arising from the forecast.

          2.3.6 Notwithstanding any other provision of this Agreement, GalaGen in no event shall be obligated to supply Wyeth-Ayerst with an amount of Ingredient that exceeds seventy percent (70%) of GalaGen's total capacity for the manufacture of Ingredient and all other products. In the event Wyeth-Ayerst provides GalaGen with good faith forecasts that exceed such capacity, GalaGen agrees that it will use its Commercially Reasonable Efforts to seek and employ subcontractors, as permitted under Section 2.1 hereof, to manufacture such excess amounts of Ingredient on commercially reasonable terms.

     2.4 ALTERNATIVE SUPPLY. At any time, but no later than a reasonable time (which shall not exceed six (6) months plus any delay associated with approval of the site of manufacture by a Regulatory Authority) after Wyeth-Ayerst's annual purchases of the Ingredient attain a level of fifty percent (50%) of GalaGen's total capacity for the manufacture of Ingredient and all other products, or if a restriction is imposed upon
          (a) Manufacturing that would prevent GalaGen from meeting its supply obligation hereunder or (b) exporting the Ingredient out of the country where it is Manufactured, then GalaGen shall use its Commercially Reasonable Efforts to establish a second source for supply of the Ingredient which second source of supply must be reasonably acceptable to Wyeth-Ayerst.

     2.5 STORAGE. GalaGen shall cause, at its own expense, the maintenance of adequate storage accommodations, in accordance with cGMP, for the quantities of Ingredient being held by or on behalf of GalaGen pending delivery to a carrier in accordance with Article 4 of this Agreement.

     2.6 MANUFACTURING DATE. GalaGen shall conduct appropriate studies in order to maximize the shelf life of the Ingredient. GalaGen agrees not to supply Ingredient which was manufactured more than three (3) months prior to delivery to Wyeth-Ayerst, unless otherwise approved, in writing, by Wyeth-Ayerst, such approval not to be unreasonably withheld.

     2.7 PERMITTED SUBCONTRACTORS. GalaGen shall ensure that the permitted subcontractors for the Manufacture of the Ingredient have sufficient knowledge and expertise to carry out the Manufacture of the Ingredient and other subcontracted responsibilities. In addition GalaGen shall ensure that (i) each such subcontractor shall be in




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

          compliance with cGMPs and shall be under the inspection of all relevant Regulatory Authorities and audited to be in compliance therewith, and (ii) Wyeth-Ayerst will have the right to inspect and audit each such subcontractor's facilities and records as provided in
          Section 3.8 hereof.


3.   TESTING AND QUALITY CONTROL.

     3.1  FACILITY COMPLIANCE AND RELATED MATTERS.

          3.1.1 GalaGen covenants that the Approved Facility shall be in compliance with all applicable laws, rules and regulations, including cGMP, at all times during the term of this Agreement. GalaGen shall be responsible for all costs and expenses related to the compliance of the Approved Facility with such laws, rules and regulations related to the Manufacture of the Ingredient in accordance with the Specifications. The Ingredient shall be Manufactured at the Approved Facility and the location thereof shall not be changed without Wyeth-Ayerst's written consent, which consent shall not be unreasonably withheld.

          3.1.2 For so long as the Approved Facility shall be Manufacturing the Ingredient, GalaGen shall perform routine audits of the Approved Facility cleaning, validation and environmental monitoring programs. GalaGen shall notify Wyeth-Ayerst in the event of any adverse finding during such audit, or any cross contamination issue related to the Ingredient.

     3.2 SPECIFICATIONS AMENDMENTS. The Specifications shall be amended or supplemented to comply with cGMPs and to comply with any applicable Regulatory Authority directive and may also be amended or supplemented (including, without limitation, for the purpose of incorporating improvements) from time to time. In the event GalaGen intends to amend the Specifications, Wyeth-Ayerst shall receive prompt advance notice of any such amendments. No such amendment shall be filed with any applicable Regulatory Authority or otherwise become effective without the prior written mutual approval of Wyeth-Ayerst and GalaGen. In the event that, after the Parties have initially agreed upon the Specifications, Wyeth-Ayerst requests that the Specifications be amended, GalaGen shall receive prompt advance notice of any such amendment for the purpose of determining what, if any, impact the proposed amendment would have on the Manufacture of Ingredient for Wyeth-Ayerst hereunder and Wyeth-Ayerst shall reimburse GalaGen for the actual costs incurred by GalaGen (provided that such costs are approved in writing by Wyeth-Ayerst prior to being incurred by GalaGen) because such amendment requires changes to be made in the processes, equipment, testing procedures, or components used to Manufacture the Ingredient for Wyeth-Ayerst hereunder. Such costs may include, without limitation, validation of new processes, equipment and facilities, development of testing methods and start-up


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

          costs. Any costs incurred by GalaGen in implementing an amendment of the Specifications under this Section 3.2 shall not be included in GalaGen's Manufacturing Cost.

     3.3 QUALITY CONTROL SYSTEM. GalaGen shall maintain and shall use its Commercially Reasonable Efforts to cause any permitted subcontractor manufacturing the Ingredient or any component thereof [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] to maintain a quality control system consistent with cGMP, as required by the Regulatory Authorities and applicable laws and regulations, and documentation of such quality control system, as amended or supplemented, shall be made available to Wyeth-Ayerst during inspections or audits.

     3.4  APPROVAL FOR MANUFACTURING CHANGES; THIRD PARTY MANUFACTURING.
          GalaGen agrees that no changes will be made to any materials, equipment or methods of production or testing which are specified in the Specifications or any Regulatory Approval by any Regulatory Authority for the Ingredient without Wyeth-Ayerst's prior written approval, which approval shall not be unreasonably withheld. Under no circumstances will GalaGen contract out all or any part of the manufacturing of the Ingredient to a Third Party without prior written approval from Wyeth-Ayerst, which approval shall not be unreasonably withheld.

     3.5  PRODUCTION SAMPLES, BATCH RECORDS AND CERTIFICATE OF ANALYSIS.

          3.5.1 Each Batch of the Ingredient delivered to Wyeth-Ayerst hereunder will conform to the Specifications. GalaGen shall perform release testing in a manner consistent with testing methods agreed upon by the Parties. GalaGen shall provide to Wyeth-Ayerst a Certificate of Analysis with each shipment of the Ingredient to Wyeth-Ayerst or its designated recipient stating that the Ingredient so shipped conforms to the Specifications. The Certificate of Analysis shall be in a format agreed upon by the Parties.

          3.5.2 GalaGen shall retain production samples and Batch records from each Batch of Ingredient for the longer of (i) five (5) years after the manufacture of each such Batch of Ingredient or (ii) the time period required under cGMP. Upon request, GalaGen shall provide Wyeth-Ayerst's Quality Control Department with production samples of the Ingredient and/or copies of completed Batch records.

          3.5.3 Master Batch process documentation will be prepared and approved by GalaGen as per its normal procedures. The Parties agree that deviations from master Batch process documentation may be necessary from time to time. Such deviations shall be discussed with Wyeth-Ayerst before any


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                    proposed shipment of the Ingredient.  Individual Batch
                    process documentation shall be photocopied from the approval master and issued for each Batch as per GalaGen's or its sub-contractor's routine system. Original Batch records will be filed securely by GalaGen or its sub-contractor. GalaGen or GalaGen's sub-contractor will perform all in-process control tests demanded by the approved Batch process.

     3.6 BATCH FAILURE. GalaGen agrees to notify Wyeth-Ayerst within one (1) working days of discovery of any Batch failure which could result in GalaGen's inability to meet Wyeth-Ayerst's requested delivery dates.

     3.7 NOTIFICATION OF INSPECTIONS. Each Party agrees to notify the other within [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] days of its receipt of notification of any inquiries, notifications, or inspection activity by any Regulatory Authority, governmental agency or authority in regard to or affecting the Ingredient. The recipient Party shall provide a reasonable description to the other Party of any such governmental inquiries, notifications or inspections promptly (but in no event later than [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] days) after notification of completion of such visit or inquiry. The recipient Party shall furnish to the other Party, (i) within [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] days after receipt, any report or correspondence issued by the Regulatory Authority or governmental authority in connection with such visit or inquiry, including but not limited to, any FDA Form 483, Establishment Inspection Reports or warning letters and (ii) at the same time it provides to any Regulatory Authority or governmental authority, copies of any and all documents, responses or explanations relating to items set forth above, in each case purged only of trade secrets of the recipient that are unrelated to the obligations under this Agreement or the License Agreement or are unrelated to the Ingredient. In the event such governmental agency or authority requests or requires any action to be taken to address any citations, the recipient agrees, after consultation with the other Party, to take such action as necessary to address such citations, and agrees to cooperate with the other Party with respect to any such citation and/or action taken with respect thereto.

     3.8 INSPECTION BY WYETH-AYERST. GalaGen shall permit or obtain the right for Wyeth-Ayerst (at its own expense) to visit, during normal business hours and with reasonable advance notice [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] GalaGen's, or its sub-contractors' manufacturing facility(ies) and warehouse, and the Approved Facility, subject to the confidentiality provisions of this Agreement, for the purposes of (a) observing the


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          Manufacturing, packaging, testing and warehousing of the Ingredient and to inspect for compliance with cGMPs, applicable regulatory requirements, the requirements of any applicable Regulatory Approvals, and environmental monitoring, (b) solving technical or quality problems, (c) examining the premises, equipment, procedures and personnel used when producing, testing or controlling the Ingredient and (d) all books and records relating to (a), (b) or (c). GalaGen representatives shall be entitled to accompany Wyeth-Ayerst representatives on any such inspection.

     3.9  ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS.

          3.9.1 In carrying out its obligations under this Agreement, GalaGen and/or its sub-contractor shall comply with all applicable environmental, health and safety laws (current or as amended or added, collectively "Laws"), and shall be solely responsible for determining how to comply with same. GalaGen represents and warrants that it and/or its sub-contractor(s) have the appropriate skills, personnel, equipment, permits or approvals necessary to perform its services under this Agreement in compliance with all applicable Laws.

          3.9.2 GalaGen shall notify Wyeth-Ayerst, in writing, no later than one (1) business day after the event, of any circumstances, including the receipt of any notice, warning, citation, finding, report or service of process, relating to compliance with the Laws, or the occurrence of any release, spill, upset or discharge of "Hazardous Substances" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which relates to GalaGen's or sub-contractor's ability to Manufacture or supply the Ingredient. Wyeth-Ayerst reserves the right to conduct an environmental inspection of GalaGen's or its sub-contractors' facility, during normal business hours and with reasonable advance notice, for the purpose of determining compliance with this Section 3.9, no more frequently than once per year during the term hereof and under conditions of confidentiality as provided under
                    Article 10. Upon GalaGen's request Wyeth-Ayerst shall share the results of any environmental inspection with GalaGen. Such inspection, if it occurs, does not relieve GalaGen of its sole obligation to comply with the Laws and does not constitute a waiver of any right otherwise available to Wyeth-Ayerst.

4.   DELIVERY

     4.1 DELIVERY SITES AND RISK OF LOSS. Delivery of each order of Ingredient shall be D.D.P. (Incoterms, 1990) to those sites specified by Wyeth-Ayerst from time to time via a carrier that is mutually agreeable to the Parties. GalaGen shall pay for freight and shipping charges, per D.D.P., to all designated sites. Title to and risk of loss of the Ingredient shall pass to Wyeth-Ayerst at the time of delivery by GalaGen


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

          to Wyeth-Ayerst. Wyeth-Ayerst agrees to reimburse GalaGen for [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] of the delivery costs incurred by GalaGen in accordance with this Section 4.1. GalaGen shall promptly invoice Wyeth-Ayerst for all Ingredient tendered, which invoice shall set forth the purchase price payable by Wyeth-Ayerst pursuant to Section 6.1 hereof and Wyeth-Ayerst's share of the delivery costs pursuant to this Section 4.1. Delivery costs incurred by GalaGen under this Section 4.1 shall not be included as part of GalaGen's Manufacturing Cost.

     4.2 SCHEDULING OF DELIVERY. Subject to the provisions of Section 2.3 hereof, GalaGen shall schedule the timely Manufacture and shipment of the Ingredient pursuant to Wyeth-Ayerst's firm purchase orders.

     4.3 DELAY AND FAILURE TO SUPPLY. Should GalaGen, at any time during the course of this Agreement, have reason to believe that it will be unable to meet Wyeth-Ayerst's requested delivery dates, GalaGen will promptly notify Wyeth-Ayerst in writing setting forth the reasons for the delay. Such notification will not be deemed a waiver of GalaGen's obligation set forth in Section 4.3(b). In connection therewith:

          (a) If at any time GalaGen experiences a shortage of Ingredient supply and the available supplies of Ingredient are not sufficient to satisfy all of Wyeth-Ayerst's requirements for the Ingredient, GalaGen shall allocate its available worldwide supplies (including inventory in excess of customary supplies) first to Wyeth-Ayerst based on Wyeth-Ayerst's binding forecasts and any excess supplies of Ingredient may thereafter be allocated among its own requirements and those of its licensees and distributors.


          (b) If at any time GalaGen is of the opinion that it may not be able to meet future binding orders from Wyeth-Ayerst for Ingredient (including, but not limited to a situation where as a result of any intellectual property litigation GalaGen chooses not to supply Ingredient) it shall notify Wyeth-Ayerst in writing, and the Parties shall in good faith cooperate and endeavor to make appropriate arrangements for a continuous and adequate supply of Ingredient from GalaGen to Wyeth-Ayerst.

     4.4  APPOINTMENT OF WYETH-AYERST AS MANUFACTURER.

          4.4.1 Subject to terms and provisions of this Agreement, including, without limitation, GalaGen's right to manufacture the Ingredient for supply to Wyeth-Ayerst, GalaGen hereby grants to Wyeth-Ayerst a non-exclusive, perpetual, world-wide, royalty-free license to manufacture the Ingredient for use by Wyeth-Ayerst in accordance with the provisions of the License Agreement. Consistent with GalaGen's obligations under Section 2.3.4 if GalaGen is unable to supply at least [**CONFIDENTIAL TREATMENT

                    REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] of the quantities of Ingredient ordered by Wyeth-Ayerst in any two (2) consecutive Calendar Quarters, based on Wyeth-Ayerst's good faith estimates of its future requirements, Wyeth-Ayerst shall be relieved of its obligation to purchase that portion of its requirements of Ingredient from GalaGen that GalaGen is unable to supply, until such inability to supply has ceased and GalaGen may resume the manufacture of Wyeth-Ayerst's requirements of the Ingredient pursuant to
                    Section 4.5 hereof, and Wyeth-Ayerst shall have the right, under the license granted in this Section 4.4.1, to manufacture, or have manufactured, such portion of the Ingredient that GalaGen is unable to supply. GalaGen has the right to approve, in advance, any Third Party manufacturer utilized by Wyeth-Ayerst pursuant to this
                    Section 4.4.1, PROVIDED, HOWEVER, that GalaGen's approval shall not be unreasonably withheld and shall be communicated to Wyeth-Ayerst within ten (10) days of notice from Wyeth-Ayerst to GalaGen. If the quantity of Ingredient that GalaGen is unable to supply is so limited that it would be an excessive financial burden on Wyeth-Ayerst to manufacture, or have manufactured, such limited quantity, the Parties shall meet, after GalaGen is notified by Wyeth-Ayerst of such circumstance, and in good faith seek to reasonably resolve the matter. For purposes of this Section 4.4.1, the provision of such Ingredient to Wyeth-Ayerst by [***CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] or any permitted subcontractor of GalaGen or [***CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] shall be deemed for purposes of determining whether Wyeth-Ayerst may exercise its right to manufacture Ingredient hereunder to be the provision of such Ingredient by GalaGen. Notwithstanding any other provision hereof, if GalaGen's failure to supply Ingredient is attributable solely to its inability to [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] otherwise complete the manufacture of Ingredient and its not attributable, in whole or in part, to its inability to [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***], Wyeth-Ayerst shall not [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] and GalaGen shall continue to have the right to be Wyeth-Ayerst's supplier of [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] pursuant to the terms and conditions of this

                    Agreement, including, without limitation, the purchase price provisions of Section 6.1 (PROVIDED, HOWEVER, that in such event the calculation of GalaGen's Manufacturing Cost shall be based only on [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***]). Notwithstanding the foregoing, in the event GalaGen is continuing to supply Ingredient to Wyeth-Ayerst as provided herein, Wyeth-Ayerst shall have the right to [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] if, for two successive calendar quarters, GalaGen's inventories of [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] fall below the amount of [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] needed to manufacture Wyeth-Ayerst's forecasted needs (as provided in its most recent binding forecasts pursuant to Section 2.3) of Ingredient.

          4.4.2 In the event that GalaGen is unable to supply Ingredient as provided above, GalaGen shall be responsible for all costs to qualify Wyeth-Ayerst, or its designated manufacturer, as a manufacturer of the Ingredient. Such costs include, but are not limited to, [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***].

     4.5 RESUMPTION OF MANUFACTURING BY GALAGEN. At such time as GalaGen reasonably demonstrates to Wyeth-Ayerst that it is able to again supply all of Wyeth-Ayerst's requirements on an ongoing basis, Wyeth-Ayerst shall be permitted to continue to manufacture, or have manufactured that amount of Ingredient it had been manufacturing pursuant to Section 4.4 hereof, for such period of time thereafter as is reasonably necessary for Wyeth-Ayerst and/or any of its Affiliates and/or any Third Party manufacturer to fully amortize all expenses that may have been reasonably incurred under such manufacturing program, using generally accepted accounting principles normally used by Wyeth-Ayerst in keeping its own books and records. Thereafter, Wyeth-Ayerst shall purchase its requirements of Ingredient from GalaGen in accordance with the terms of this Agreement, PROVIDED, HOWEVER, that Wyeth-Ayerst shall be permitted to continue manufacturing or purchasing from such Third Party(ies) Ingredient in amounts equal to the greater of (i) the amount of Wyeth's requirements of Ingredient that GalaGen is currently unable to supply or (ii) [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] of Wyeth's requirements of Ingredient that Wyeth-Ayerst has manufactured or has purchased from Third Parties [**CONFIDENTIAL

          TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***].

     4.6 DISCLOSURE OF GALAGEN KNOW-HOW; TECHNICAL ASSISTANCE. If, pursuant to Sections 4.4 or 4.5 hereof, Wyeth-Ayerst elects to commence manufacturing the Ingredient, either itself or through a Third Party, GalaGen shall promptly disclose to Wyeth-Ayerst all of its Know-How that is necessary to enable Wyeth-Ayerst to so manufacture the Ingredient to the extent permitted hereunder. Additionally, GalaGen shall, at no cost to Wyeth-Ayerst, provide Wyeth-Ayerst with reasonable technical assistance that may be necessary or useful for Wyeth-Ayerst to utilize such Know-How and to commence the manufacture of the Ingredient to the extent permitted hereunder. If GalaGen discloses Know-How to Wyeth-Ayerst for the purpose of enabling Wyeth-Ayerst or its designee to manufacture Ingredient, Wyeth-Ayerst agrees to use such Know-How only for such purpose and such Know-How shall be treated as Confidential Information in accordance with
          Article 10 hereof.

     4.7  QUALITY ASSURANCE.

          4.7.1 Prior to the shipment of Ingredient to Wyeth-Ayerst, GalaGen shall test representative samples of each of the lot(s) to be shipped in accordance with the methods of analysis defined in the Specifications. GalaGen shall provide Wyeth-Ayerst with a certificate of analysis for each lot of Ingredient shipped to Wyeth-Ayerst.

          4.7.2 Wyeth-Ayerst shall have the right to test Ingredient to verify compliance with Specifications and applicable Regulatory Approvals and GalaGen shall supply Wyeth-Ayerst with its testing procedures. Wyeth-Ayerst may, by written notice provided to GalaGen within [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] of Wyeth-Ayerst's receipt of a shipment of Ingredient, reject all or part of such shipment of Ingredient if, based upon the testing of such Ingredient conducted under this Section 4.7, such Ingredient does not comply with the Specifications. If Wyeth-Ayerst fails to notify GalaGen, within such [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] period, that it is rejecting such Ingredient, Wyeth-Ayerst shall be deemed to have accepted such Ingredient.

          4.7.3 If GalaGen, after good faith consultation with Wyeth-Ayerst, disputes any finding by Wyeth-Ayerst that the Ingredient does not comply with the Specifications, samples of such Ingredient shall be forwarded to a Third Party jointly selected by Wyeth-Ayerst and GalaGen for analysis, which analysis shall be performed in compliance with applicable regulatory requirements. The findings of such Third Party regarding whether the Ingredient complies with the Specifications and the applicable Regulatory Approvals shall be binding upon the Parties for purposes of this Section 4.7. The cost of such analysis by such Third Party shall be borne by the Party whose findings differed from those generated by such Third Party.

          4.7.4 If, as determined in accordance with this Section 4.7, a shipment of Ingredient does not conform to the Specifications, GalaGen shall replace such shipment free of charge with a substitute shipment which meets such Specifications according to the following time frame: If the Ingredient is in inventory then conforming Ingredient will be shipped so as to arrive as soon as practicable. If the Ingredient is not in inventory, GalaGen will take all reasonable steps to ensure expeditious Manufacture of conforming Ingredient which will be shipped on the next shipping day after completion of Manufacture so as to arrive as soon as possible thereafter. In the event that testing at Wyeth-Ayerst indicates that Ingredient does not conform with Specifications: (i) Wyeth-Ayerst shall immediately notify GalaGen; (ii) Wyeth-Ayerst and GalaGen shall mutually agree on an investigation program to determine the cause of the discrepancy and the outcome of this investigation shall be used to determine disposition of the Batch; (iii) where appropriate, given the timetable for the agreed investigation program, GalaGen shall take all reasonable steps to ensure expeditious Manufacture and shipment of conforming Ingredient; and (iv) shipment of such replacement Ingredient shall take place the next shipping day following completion of analytical work to demonstrate conformance with Specifications. Shipment shall be by the quickest agreed route. At GalaGen's expense and at Wyeth-Ayerst's sole option: (i) the non-conforming shipment shall be returned to GalaGen; or (ii) disposed of by Wyeth-Ayerst, upon final determination in accordance with this Section 4.7 that it does not meet the Specifications.


5.   RECALLS

     5.1  NOTIFICATION AND RECALL.

          5.1.1 In the event that any governmental agency or authority requests a recall or takes similar action in connection with the Ingredient or with the Product because of or in connection with the presence of the Ingredient therein, or in the event either Party determines an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal, the Party notified of or calling such recall or similar action shall, within [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND

                    EXCHANGE COMMISSION***], advise the other Party by telephone or facsimile.

          5.1.2 Following notification of a recall, within [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***], the Parties' representatives from business, medical, regulatory, quality assurance and legal functions (and any others deemed necessary by a Party) (the "Recall Team") shall discuss whether or not to conduct a recall, and, if so, the timing of the recall, the breadth, extent and level of customer to which the recall shall reach, what strategies and notifications should be used, the responsibility for the recall expenses, etc. In the event the Recall Team cannot agree on such decisions, the issues shall be resolved by [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***]. In the event such [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] cannot agree, Wyeth-Ayerst shall have the final authority to decide whether a recall of the Product shall be made.

          5.2 RECALL EXPENSES. Wyeth-Ayerst shall bear the expenses of any recall resulting from breach of its obligations hereunder or under the License Agreement, from negligent manufacturing, packaging, storage, shipment, marketing, distribution or sale of the Product by Wyeth-Ayerst or from any manufacturing defect in a Product manufactured or sold by Wyeth-Ayerst which manufacturing defect is not a defect in the Ingredient Manufactured or supplied by or on behalf of GalaGen or its permitted subcontractors hereunder. GalaGen shall bear the expenses of any recall resulting from a breach of its obligations hereunder or under the License Agreement, from negligent Manufacturing, packaging, storage, shipment, marketing, distribution or sale of the Ingredient by GalaGen or from any Manufacturing defect in the Ingredient. The Parties shall equally divide the costs of any recall resulting from a latent defect (for example, side effects of the Ingredient not known by the Parties as of the Effective
               Date). For the purposes of this Agreement, expenses of recall include, without limitation, the expenses incurred by the affected Party for the investigation, notification, regulatory reporting and/or destruction or return of the recalled Ingredient or Product, the sum paid by Wyeth-Ayerst to GalaGen for the Ingredients recalled, Wyeth-Ayerst's costs relating to the manufacturing, testing, packaging, shipping and supplying the Products recalled.

6.   CONSIDERATION

     6.1 PRICE. [***CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***]

     6.2 METHOD OF PAYMENT. GalaGen will invoice Wyeth-Ayerst in United States Dollars for each and every shipment of Ingredient accepted by Wyeth-Ayerst. Each such invoice shall be accompanied by a statement specifying the amount of Ingredient delivered to Wyeth-Ayerst, the total Manufacturing Cost incurred in manufacturing such Ingredient, and an itemization by category of the cost for each element included within the Manufacturing Cost. Payment for all such quantities so shipped shall be made in United States dollars by check or bank transfer within [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] of the date the invoice is received by Wyeth-Ayerst.

     6.3 TAXES. GalaGen and Wyeth-Ayerst agree to cooperate reasonably with each other in connection with the tax (including value-added tax) or duty-free importation and/or exportation of the Ingredient, whenever such tax or duty-free treatment is appropriate under the applicable tax and customs laws and regulations.

     6.4 RECORD KEEPING. GalaGen shall keep accurate books and accounts of record in connection with its Manufacture of the Ingredient in sufficient detail to permit accurate determination of all figures necessary for verification of Manufacturing Cost incurred by GalaGen in the Manufacture of the Ingredient hereunder. GalaGen shall maintain such records for a period of [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] after the end of the year in which they were generated.

     6.5 AUDIT BY WYETH-AYERST. Wyeth-Ayerst, through an independent certified public accountant reasonably acceptable to GalaGen, shall have the right, at its own expense, to access the books and records of GalaGen for the sole purpose of verifying the statements furnished by GalaGen pursuant to Section 6.2. Such access shall be conducted after reasonable prior written notice to GalaGen and during ordinary business hours and shall not be more frequent than twice per calendar year. Wyeth-Ayerst agrees to keep in strict confidence all information learned in the course of such audit, except when it is necessary to reveal such information in order to enforce its rights under this Agreement. Wyeth-Ayerst's right to have such records examined shall survive termination or expiration of this Agreement.
          In the event such audit reveals an overpayment GalaGen shall promptly refund to Wyeth-Ayerst the amount of such overpayment. In the event such audit reveals an overpayment of [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE

          SECURITIES AND EXCHANGE COMMISSION***] or more of the amount actually due, GalaGen shall also promptly reimburse Wyeth-Ayerst for the costs of such audit.

     6.6 [***CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***]


7.   REPRESENTATIONS AND WARRANTIES.

     7.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each of GalaGen and Wyeth-Ayerst hereby represents, warrants and covenants to the other Party hereto as follows:

          (a) it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

          (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

          (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

          (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

          (e) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.


     7.2 REPRESENTATIONS AND WARRANTIES OF GALAGEN. In addition to the representations and warranties made by GalaGen under Section 7.1 above, GalaGen hereby further represents and warrants to Wyeth-Ayerst that:

          (a) at the time of delivery of the Ingredient to the specified point of delivery, the Ingredient shall (i) have been Manufactured, stored and shipped in accordance with cGMPs, as applicable, and all other applicable laws, rules, regulations or requirements in effect at the time of Manufacture in the country of Manufacture (for example, in accordance with the procedures described in the applicable Regulatory Approval);
               (ii) conform to the Specifications; (iii) meet the provisions of the Specifications; (iv) shall not be adulterated or misbranded as provided for under any applicable law, order or regulation in effect in the country of Manufacture and the country in which the Product is being sold pursuant to the License Agreement; (v) shall have been Manufactured and have shelf-life in accordance with the provisions of Section 2.6; and (vi) have been shipped in accordance with approved procedures agreed between Wyeth-Ayerst and GalaGen;

          (b) it shall have good and marketable title to all Ingredient delivered to Wyeth-Ayerst;

          (c) to the best of its knowledge the Manufacture, use and sale of the Ingredient supplied to Wyeth-Ayerst under this Agreement do not infringe any intellectual property rights of any Third Party or in any country where such Ingredient or Product is manufactured or sold.

     7.3  NO INCONSISTENT AGREEMENTS.  Except as otherwise provided in Sections
          11.3 and 11.4 of the License Agreements, neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

     7.4 REPRESENTATION BY LEGAL COUNSEL. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.


8.   INDEMNIFICATION AND INSURANCE

     8.1 INDEMNIFICATION BY WYETH-AYERST. Wyeth-Ayerst shall indemnify, defend and hold harmless GalaGen and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "GalaGen Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees) (collectively, a "Liability") which the GalaGen Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by Wyeth-Ayerst of any covenant, representation or warranty contained in this Agreement, (ii) the manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Products by Wyeth-Ayerst, its Affiliates or sublicensees, or (iii) the successful enforcement by a GalaGen Indemnified Party of its rights under this Section 8.1. Notwithstanding the foregoing, Wyeth-Ayerst shall have no obligation under this Agreement to indemnify, defend or hold harmless any GalaGen Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of GalaGen, its Affiliates, or any of their respective employees, officers, directors or agents.

     8.2 INDEMNIFICATION BY GALAGEN. GalaGen shall indemnify, defend and hold harmless Wyeth-Ayerst and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "Wyeth-Ayerst Indemnified Party") from and against any Liability which the Wyeth-Ayerst Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by GalaGen of any covenant, representation or warranty contained in this Agreement; (ii) the discovery, development, manufacture, promotion, sale or use of the Ingredient by GalaGen, its Affiliates or their subcontractors; or (iii) the successful enforcement by a Wyeth-Ayerst Indemnified Party of its rights under this Section 8.2. Notwithstanding the foregoing, GalaGen shall have no obligation under this Agreement to indemnify, defend, or hold harmless any Wyeth-Ayerst Indemnified Party with respect to claims, demands, costs or judgments which result from willful misconduct or negligent acts or omissions of Wyeth-Ayerst, its Affiliates, or any of their respective employees, officers, directors or agents.

     8.3 CONDITIONS TO INDEMNIFICATION. The obligations of the indemnifying Party under Sections 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified Party becomes aware of such potential Liability. The indemnifying Party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified Party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified Party, the indemnified Party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such Party may have at law or in equity. If the indemnifying Party defends the suit or claim, the indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense.

     8.4 SETTLEMENTS. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

     8.5  INSURANCE.   Each Party further agrees to use reasonable commercial
          efforts to obtain and maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover its indemnification obligations under Sections 8.1 or 8.2, as applicable, or, in the case of Wyeth-Ayerst, self-insurance, in each case with limits of not less than [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***].


9.   TERM AND TERMINATION.

     9.1 TERM. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Sections 9.2 or 9.3 below, the Term of this Agreement shall continue in effect until the later of (i) the expiration of the License Agreement or (ii) fifteen (15) years after the First Commercial Sale of a Product (the "Initial Term"). The term of this Agreement may be extended [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] (each a "Renewal Term") at Wyeth-Ayerst's option by providing GalaGen with written notice of such extension at least three
          (3) months prior to the expiration of the Initial Term or any Renewal Term, as applicable. Notwithstanding the foregoing, in the event that GalaGen is able to reasonably demonstrate that the continued manufacture and supply to Wyeth-Ayerst of Ingredient during any such Renewal Term would not be commercially feasible for GalaGen, then GalaGen may elect not to so extend the term of this Agreement, PROVIDED, HOWEVER, that GalaGen must notify Wyeth-Ayerst, in writing, of such election no later than thirty (30) days after receiving from Wyeth-Ayerst notice that Wyeth-Ayerst has elected to extend the term, which notice shall set forth those facts and be accompanied by that supporting documentation that is necessary to demonstrate that the continued Manufacture and supply of Ingredient to Wyeth-Ayerst would not be commercially feasible to GalaGen and provided further that after providing such notice to Wyeth-Ayerst (a) Wyeth-Ayerst may exercise its right, under the license granted in the first sentence of
          Section 4.4.1, to manufacture, either itself or through a Third Party, Ingredient and (b) GalaGen shall (i) in accordance with Section 4.6 hereof, promptly disclose to Wyeth-Ayerst all Know-How and information necessary for Wyeth-Ayerst, its Affiliates or subcontractors to manufacture Ingredient, (ii) provide reasonable technical assistance, at GalaGen's expense, that may be necessary for Wyeth-Ayerst, its Affiliates or subcontractors to manufacture the Ingredient and (iii) continue to Manufacture and supply Ingredient to Wyeth-Ayerst, under the terms of this Agreement, until the earlier of (x) the time that Wyeth-Ayerst, its Affiliates or subcontractors are producing Wyeth-Ayerst's requirements of the Ingredient or (y) [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY

          WITH THE SECURITIES AND EXCHANGE COMMISSION***] after the expiration of the applicable Initial Term or Renewal Term of this Agreement.

     9.2  TERMINATION FOR CAUSE.   This Agreement may be terminated on at least
          thirty (30) days prior written notice by either Party at any time during the Term of this Agreement:

          (a) for material breach by the other Party, which breach remains uncured for [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION*** in the case of nonpayment of any amount due and [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] for all other breaches, each measured from the date written notice of such breach is given to the breaching Party, or, if such breach is not susceptible of cure within such [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] period and the breaching Party uses diligent good faith efforts to cure such breach, for [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] after written notice to the breaching Party; or

          (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party's business, or if a substantial portion of such Party's business is subject to attachment or similar process; PROVIDED, HOWEVER, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***] after the filing thereof. In the event Wyeth-Ayerst terminates the License Agreement under section 9.2.1(b) thereof or this Agreement is otherwise terminated under this Section 9.2(b), the Parties agree that Wyeth-Ayerst, as a licensee of rights to intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under Title 11, including as set forth in Section 9.6 hereof.

     9.3  EFFECT OF TERMINATION OF LICENSE AGREEMENT.

        9.3.1  In the event Wyeth-Ayerst terminates the License Agreement under
               Section 9.2.1(a) thereof, this Agreement, at Wyeth-Ayerst's sole option, may either (i) be terminated by Wyeth-Ayerst or (ii) remain in full force and effect. If Wyeth-Ayerst elects to terminate this Agreement under Section 9.2(a) hereof, Wyeth-Ayerst shall have the right, pursuant to the license granted to it in the first sentence of Section 4.4.1 hereof to manufacture the Ingredient for use in Products and GalaGen shall, promptly after receipt from Wyeth-Ayerst of notice that Wyeth-Ayerst is terminating this Agreement in accordance with Section 9.2(a) hereof (i) in accordance with
                    Section 4.6 hereof, disclose to Wyeth-Ayerst all Know-How and information in GalaGen's possession which is or may be necessary to enable Wyeth-Ayerst, its Affiliates or subcontractors to manufacture the Ingredient and (ii) provide reasonable technical assistance, at GalaGen's expense, that may be necessary for Wyeth-Ayerst, its Affiliates or subcontractors to manufacture the Ingredient.

          9.3.2 In the event that GalaGen terminates the License Agreement under Section 9.2.1(a) thereof, this Agreement shall automatically be terminated.

          9.3.3 If Wyeth-Ayerst terminates the License Agreement in its entirety under Section 9.3 thereof, this Agreement shall automatically be terminated

     9.4  GENERAL CONDITIONS OF EXPIRATION AND TERMINATION.

          9.4.1 The provisions of Articles 5, 8 and 10 and Sections 3.5.2, 3.5.3, 4.4.1, 4.6 4.7.2, 4.7.3, 6.4, 6.5, 7.2, 9.6, 11.6 and
                    11.7 shall survive termination or expiration of this Agreement.

          9.4.2 Termination or expiration of this Agreement shall not operate to deprive either Party of any rights or remedies either at law or in equity or to relieve either Party of any of its obligations incurred prior to the effective date of such termination or expiration.

     9.5 NO LIMIT ON REMEDIES. Nothing herein shall exclude or limit any remedies or entitlements whatsoever which the law confers to either Party in the event of a breach of contractual obligations by the other Party.

     9.6  INSOLVENCY.

          9.6.1 EFFECT ON LICENSES. All rights and licenses granted under or pursuant to this Agreement by GalaGen to Wyeth-Ayerst are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. GalaGen agrees that Wyeth-Ayerst, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11. GalaGen agrees during the Term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against GalaGen under Title 11, GalaGen (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall,

                         (i) as Wyeth-Ayerst may elect in a written request, immediately upon such request:

                                   (A)  perform all of the obligations provided
                                        in this Agreement to be performed by
                                        GalaGen including, where applicable and
                                        without limitation, providing to
                                        Wyeth-Ayerst portions of such
                                        intellectual property (including
                                        embodiments thereof) held by GalaGen and such successors and assigns or otherwise available to them; or

                                   (B)  provide to Wyeth-Ayerst all such
                                        intellectual property (including all
                                        embodiments thereof) held by GalaGen and such successors and assigns or otherwise available to them; and

                         (ii) not interfere with the rights of Wyeth-Ayerst
                              under this Agreement, or any agreement
                              supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

          9.6.2 RIGHTS TO INTELLECTUAL PROPERTY. If a Title 11 case is commenced by or against GalaGen, and this Agreement is rejected as provided in Title 11, and Wyeth-Ayerst elects to retain its rights hereunder as provided in Title 11, then GalaGen (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall provide to Wyeth-Ayerst all such intellectual property (including all embodiments thereof) held by GalaGen and such successors and assigns, or otherwise available to them, immediately upon Wyeth-Ayerst's written request. Whenever GalaGen or any of its successors or assigns provides to Wyeth-Ayerst any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 9.6, Wyeth-Ayerst shall have the right to perform the obligations of GalaGen hereunder with respect to such intellectual property, but neither such provision nor such performance by Wyeth-Ayerst shall release GalaGen from any such obligation or liability for failing to perform it.

          9.6.3 WYETH-AYERST'S RIGHTS. All rights, powers and remedies of Wyeth-Ayerst provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against GalaGen. Wyeth-Ayerst, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event.
                    The Parties agree that they intend the foregoing Wyeth-Ayerst rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

                         (i) the right of access to any intellectual property (including all embodiments thereof) of GalaGen, or any Third Party with whom GalaGen contracts to perform an obligation of GalaGen under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration, Manufacture and marketing of the Ingredient and/or Products; and

                         (ii) the right to contract directly with any Third
                              Party described in (i) to complete the contracted work.

10.  CONFIDENTIALITY.

     10.1 NONDISCLOSURE OBLIGATION. Each of GalaGen and Wyeth-Ayerst shall use only in accordance with this Agreement and shall not disclose to any Third Party any information received by it from the other Party in connection with this Agreement (the "Information"), without the prior written consent of the other Party. The foregoing obligations shall survive the expiration or earlier termination of this Agreement [**CONFIDENTIAL TREATMENT REQUESTED; PORTION OMITTED FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION***]. These obligations shall not apply to Information that:

               (i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

              (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

              (iii) is subsequently disclosed to the receiving Party by a Third
                    Party who has the right to make such disclosure;

               (iv) is developed by the receiving Party independently of the
                    Information or other information received from the disclosing Party and such independent development can be documented by the receiving Party;

               (v) is disclosed to any institutional review board of any entity conducting clinical trials or any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market the Ingredient and/or Products, but such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; and, in which case reasonable effort shall be taken to maintain the confidentiality of such Information, or

               (vi) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, PROVIDED that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

     10.2 PERMITTED DISCLOSURES. Information may be disclosed to employees, agents, consultants, sublicensees or suppliers of the recipient Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the recipient Party obtains prior agreement from its employees, agents, consultants, sublicensees or suppliers to whom disclosure is to be made to hold in confidence and not make use of such Information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, sublicensees or suppliers do not disclose or make any unauthorized use of the Information.

     10.3 DISCLOSURE OF AGREEMENT. Neither GalaGen nor Wyeth-Ayerst shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement or concerning their cooperation without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, PROVIDED, HOWEVER, that either Party may disclose the terms of this Agreement to the extent required to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States

          Securities and Exchange Commission and the Party intending to disclose the terms of this Agreement shall provide the nondisclosing Party an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party either (i) upon the written consent of the other Party or (ii) if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such financial institution with respect to such information on terms substantially similar to those contained in this Article 10.

     10.4 PUBLICITY. Subject to Section 10.3, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties.


11.  MISCELLANEOUS

     11.1 FORCE MAJEURE. Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable.

     11.2 ASSIGNMENT.

          11.2.1 ASSIGNMENT BY GALAGEN. GalaGen may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates, for so long as they remain Affiliates. GalaGen may also assign its rights and obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets. GalaGen shall not otherwise assign any of its rights or obligations under this Agreement without the prior written consent of Wyeth-Ayerst, which consent may be provided or withheld in Wyeth-Ayerst's sole discretion. Any assignment under this Section 11.2.1 by GalaGen of its rights and/or obligations under this Agreement shall not relieve GalaGen of its responsibilities for the performance of its obligations under this Agreement.

          11.2.2 ASSIGNMENT BY WYETH-AYERST. Wyeth-Ayerst may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates or to one or more Third Parties. Wyeth-Ayerst shall notify

                    GalaGen, in writing, upon making any such assignment. In the event Wyeth-Ayerst assigns any of its rights or obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets or a sale of that part of its business relating to the subject matter of this Agreement, no intellectual property rights of the acquiring corporation shall be included in the technology licensed hereunder. Any assignment under this Section 11.2.2 by Wyeth-Ayerst shall not relieve Wyeth-Ayerst of its responsibilities for the performance of its obligations under this.

          11.2.3 BINDING NATURE OF ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 11.2 shall be void.

     11.3 NO WAIVER. The failure of either Party to require performance by the other Party of any of that other Party's obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party hereto of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation or warranty hereof.

     11.4 SEVERABILITY. If a court or other tribunal of competent jurisdiction should hold any term or provision of this Agreement to be excessive, or invalid, void or unenforceable, the offending term or provision shall be deleted, and, if possible, replaced by a term or provision which, so far as practicable achieves the legitimate aims of the Parties.

     11.5 RELATIONSHIP BETWEEN THE PARTIES.   Both Parties are independent
          contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

     11.6 CORRESPONDENCE AND NOTICES.

          11.6.1 Correspondence, reports, documentation , and any other communication in writing between the Parties in the course of implementation of this Agreement shall be in writing and sent by prepaid air mail, or by facsimile confirmed by prepaid registered or certified air mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

          11.6.2 In the case of GalaGen, the proper address for communications and for all payments shall be:

                              GalaGen, Inc.
                              4001 Lexington Avenue North
                              Arden Hills, Minnesota  55126  USA
                              Attn:  Chief Executive Officer

                    and it the case of Wyeth-Ayerst, the proper address for communications and for all payments shall be:

                              Wyeth-Ayerst Laboratories
                              555 Lancaster Avenue
                              St. Davids, Pennsylvania  19087
                              Attn: Senior Vice President, Global Business Development

                    With a copy to:

                              American Home Products Corporation
                              5 Giralda Farms
                              Madison, New Jersey  07940
                              Attn:  Senior Vice President and General Counsel

     11.7 CHOICE OF LAW. This Agreement is subject to and governed by the laws of the State of Delaware, excluding its conflict of laws provisions.

     11.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the other Transaction Agreements, including the Exhibits and Schedules hereto and thereto and all the covenants, promises, agreements, warranties, representations, conditions and understandings contained herein and therein sets forth the complete, final and exclusive agreement between the Parties and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or in writing. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in the Transaction Agreements. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either Party in deciding to execute this Agreement.

    11.9 HEADINGS. The headings and captions used in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

    11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which shall constitute together the same document.

    11.11 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties as of the date set forth above.


AMERICAN HOME PRODUCTS CORPORATION      GALAGEN INC.


/s/ Tuan Ha-Ngoc                        /s/ Robert A. Hoerr
-----------------------------------     -----------------------------------
Name:  Tuan Ha-Ngoc                     Name:  Robert A. Hoerr
Title: Vice President - Strategic       Title: President & CEO
       Development